Exhibit 10.2

FIRST AMENDMENT

TO THE

STONERIDGE, INC. DEFERRED COMPENSATION PLAN

  This First Amendment (“Amendment”) to the Stoneridge, Inc. Deferred Compensation Plan (the “DCP”), is made and approved by the Board of Directors (the “Board”) of Stoneridge, Inc., an Ohio corporation (the “Company”), effective as of the date of execution provided below (the “Effective Date”). The Amendment shall apply to all awards granted under the DCP after the Effective Date.

  WHEREAS, the DCP was adopted, effective June 1, 2017, to allow certain Non-Employee Directors of the Company and certain management and highly compensated Employees of the Company and other Participating Companies to defer payment of all or a portion of certain forms of their future income and to allow Employee Participants to receive Match Amounts with respect to certain of such deferrals;

  WHEREAS, it is the desire of the Company to amend the DCP, to allow Non-Employee Directors to defer all or a portion of their Restricted Share grants under the Stoneridge, Inc. Directors’ Restricted Shares Plan (the “DRSP”);

  WHEREAS, the Board approves the Amendment as of the Effective Date;

  NOW, THEREFORE, the DCP is amended as follows:

1.         Amendments to Article 2 of the DCP. Sections 2.18, 2.19, 2.38, 2.45, 2.53 and 2.54 of the DCP are hereby amended and restated in their entirety as follows:

“2.18.  Deferral Amount. The words “Deferral Amount” shall mean for each Participant a hypothetical amount equal to the amount by which the Participant’s Annual Cash Retainer, Annual Committee Chair Cash Retainer, Base Salary, AIP Compensation, LTIP Award or DRSP Grant are reduced by means of a Deferral Election pursuant to Article 4 hereof, as such amount is adjusted from time to time to reflect hypothetical investment income, gains or losses.”

“2.19.  Deferral Election. The words “Deferral Election” shall mean, with respect to any Participant, the whole percentage or dollar amount of Annual Cash Retainer, Committee Chair Cash Retainer, Base Salary, AIP Compensation, LTIP Award or DRSP Grant which the Participant elects to defer on a hypothetical basis to the Plan pursuant to Article 4 hereof.”

“2.38  Performance Period. The words “Performance Period” shall mean the period used to measure performance under the AIP, LTIP and DRSP, which shall be no less than a twelve (12) month period and, as of the Effective Date, shall be as follows:

(a)	The AIP Performance Period is the twelve (12) month period ending on December 31 each calendar year;

(b)	the LTIP Performance Period is the thirty-six (36) month period ending on December 31 each calendar year; and

(c)	the DRSP Performance Period is the forfeiture period under the DRSP Grant Agreement.”

“2.45.   Shares. The word “Shares” shall mean the Common Shares, without par value, of the Company. The Shares are intended to be Service Recipient Stock with respect to any Participant for which such status is relevant. Furthermore, the Shares include restricted shares awarded under the DRSP.”

“2.53.    Vested Interest. The words “Vested Interest” shall mean with respect to any Participant the total of (a) plus (b) plus (c) where:

(a)  equals his or her Deferral Amounts, other than Deferral Amounts attributable to awards of restricted Shares under the DRSP;

(b)  equals his or her Match Amounts, multiplied by the Participant’s Vested Percentage; and

(c)  equals his or her Deferral Amounts attributable to awards of restricted Shares under the DRSP, multiplied by the Participant’s Vested Percentage.”

“2.54.    Vested Percentage. The words “Vested Percentage” shall mean the following:

(a)  for any Participant with respect to his or her Deferral Amounts, other than Deferral Amounts attributable to awards of restricted Shares under the DRSP, 100% at all times.

(b)  for any Participant with respect to his or her Match Amounts, a percentage determined on the basis of the Participant’s number of Years of Participation in accordance with the following table:

Years of Participation	Vested Percentage
Fewer than 3 years	0%
3 or more years	100%

Notwithstanding the foregoing, the Vested Percentage of a) and the Vested Percentage of a Participant’s Match Amounts shall become one hundred percent (100%) upon the first to occur of the following events:

(i)	the Participant’s death while he or she is a Non-Employee Director or an Employee;

(ii)	the Participant’s Disability;

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(iii)	the effective date of the termination of the Plan; or

(iv)	the date of a Change in Control.

However, notwithstanding any contrary provision of this Plan, regardless of a Participant’s Vested Percentage, the Participant’s Match Amounts shall at all times until paid be forfeitable (i.e., the Vested Percentage shall be reduced to 0%) for termination of employment for Cause or for Breach of the Restrictive Covenants.

(c)  for any Non-Employee Director Participant, with respect to Deferral Amounts attributable to awards of restricted Shares under the DRSP, a percentage determined in accordance with the applicable DRSP Grant Agreement.”

2.         Amendment to Article 2 of the DCP. Article 2 of the DCP is hereby amended by the addition of new Sections 2.56 – 2.57 to read as follows:

“2.56.  DRSP. The acronym “DRSP” shall mean the Stoneridge, Inc. 2018 Amended and Restated Directors’ Restricted Shares Plan, as the same may be amended from time to time and any successor thereto.

2.57.  DRSP Grant. The words “DRSP Grant” shall mean a grant of restricted Shares to a Non-Employee Director for services in such capacity, payable pursuant to the DRSP.

2.58.  DRSP Grant Agreement. The words “DRSP Grant Agreement” shall mean an agreement granting restricted Shares to a Non-Employee Director entered into by and between the Company and the Non-Employee Director under the DRSP.”

3.         Amendments to Article 4 of the DCP. Sections 4.1 including subsection (a) but not subsection (b) and 4.5 including (a) but not subsections (b) – (e) of the DCP are hereby amended and restated in their entirety as follows:

“4.1     Deferral Contributions. If a Participant makes a Deferral Election, a portion of the Annual Cash Retainer, Annual Committee Chair Cash Retainer, Base Salary, AIP Compensation, LTIP Award and/or DRSP Grant which would normally be paid to the Participant by the Company or another Participating Company shall be retained, and, in lieu thereof, a hypothetical amount equal thereto shall constitute a Deferral Amount hereunder and shall be credited to the Participant’s Distribution Accounts pursuant to Section 5.2 hereof. With respect to each Plan Year (or Performance Period with respect to subparagraphs (b)(ii) and (iii) below), each Participant may elect to defer a portion of the following amounts, subject to the following limitations:

(a)  Deferrals by Non-Employee Directors.

(i)	Annual Cash Retainer and Annual Committee Chair Cash Retainer. An eligible Non-Employee Director may make a Deferral Election with respect to his or her Annual Cash Retainer and, if applicable, his or her Annual Committee Chair Cash Retainer. The Participant may specify a whole percentage or dollar amount to be deferred, which percentage or dollar amount shall not exceed one hundred percent (100%) of such retainer(s) unless otherwise provided by the Committee. The minimum amount that may be deferred each year is Two Thousand Dollars ($2,000).

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(ii)	DRSP Grants. An eligible Non-Employee Director may make a Deferral Election with respect to his or her DRSP Grants. The Participant may specify a whole percentage of restricted Shares to be deferred, which percentage or dollar amount shall not exceed one hundred percent (100%) of such grant unless otherwise provided by the Committee.”

“4.5     Flexible Distribution Account Elections. A Participant’s Vested Interest in his or her Flexible Distribution Account shall be distributed in accordance with the subsections (a) through (e) below.

(a)  Time of Payment. A Participant’s Vested Interest in his or her Flexible Distribution Account shall be distributed in January of the year elected by the Participant, subject to the following rules:

(i)	A Participant may elect a different Flexible Date with respect to each Plan Year or Performance Period for which he or she makes a Deferral Election (including splitting the amount among up to five (5) Flexible Distribution Accounts with respect to any single Deferral Election), provided that he or she may have no more than five total Flexible Distribution Accounts at any given time.

(ii)	Except as provided below, the Flexible Date may not be earlier than a date occurring within the third calendar year following the end of the Plan Year or Performance Period in which the Annual Cash Retainer, Annual Committee Chair Cash Retainer, Base Salary or AIP Compensation is earned or the third calendar year following the end of the Performance Period in which the LTIP Award is earned. The Flexible Date for DRSP Grants may not be earlier than a date occurring within the calendar year following the end of the Performance Period or later than 15 years from the date of the DRSP Grant.

(iii)	For Employee Participants, the Flexible Date may not be earlier than the date as of which the Participant shall have completed three (3) Years of Participation and become 100% Vested in his or her Distribution Accounts;

(iv)	A Participant may defer the date of distribution in accordance with subsection (c); and

(v)	The Flexible Date as of which a Participant’s first Flexible Distribution Account is actually paid shall be his or her “Benefit Commencement Date:” and

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(vi)	Unless the Plan Administrator by administrative action permits otherwise the Flexible Date for all Flexible Distribution Accounts shall be January 15 of the applicable calendar year.”

4.         Amendments to Article 5 of the DCP. Sections 5.2 including subsection (a) but not subsection (b) and 5.4 including subsection (b) but not subsections (a) or (c) of the DCP are hereby amended and restated in their entirety as follows:

“5.2.    Crediting Deferral Amounts and Match Amounts to Distribution Accounts. Unless the Plan Administrator determines otherwise, amounts shall be credited to the appropriate Distribution Accounts at the following times:

(a)  Deferral Amounts. Unless otherwise provided by the Plan Administrator through administrative action, Deferral Amounts shall be credited to a Participant’s Distribution Accounts as of the date the Participant’s Annual Cash Retainer, Annual Committee Chair Cash Retainer, Base Salary, AIP Compensation, LTIP Award or DRSP Grant deferred pursuant to Section 4.1 hereof; and”

“5.4.     Hypothetical Investment of Distribution Accounts. Participant Distribution Accounts shall be hypothetically invested as if such Distribution Accounts held actual assets rather than purely hypothetical assets and such assets were actually invested.

. . .

(b)  Hypothetical Investment of Deferred Company Share Awards. Notwithstanding any provisions of subsection (a) to the contrary, any Deferral Amounts attributable to awards of Company Shares under the LTIP, DRSP (or under any other plan or arrangement which is both payable in Company Shares and from which amounts may be deferred under this Plan, and any successor to the LTIP, DRSP or such other plan or arrangement if such successor provides for payment in Company Shares) shall be deemed to be invested in a hypothetical fund of Company Shares and when distributed, shall be distributed in the form of Company Shares. Investment diversification is not permitted for such Deferred Amounts. The value of such hypothetical Company Shares shall be adjusted from time to time to reflect changes to the actual Company Shares (e.g. stock splits), as the Plan Administrator shall determine, subject to the oversight of the Committee. Deferrals shall be accounted for separately so that, for example, if dividends are payable on the Shares which are deferred under this Plan by a particular Participant, they shall be paid when the deferred Shares are delivered to that Participant.”

5.         Amendments to Article 6 of the DCP. Section 6.1 of the DCP is hereby amended and restated in its entirety as follows:

“6.1.    In General. A Participant shall become eligible for payment of his or her benefits in accordance with his or her Deferral Elections and the Distribution Accounts to which his or her Deferral Amounts and Match Amounts are credited.

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(a)  Separation Distribution Account. A Participant who has a Separation Distribution Account shall receive distribution of his or her Vested Interest in such Separation Distribution Account as of his or her Benefit Commencement Date following his or her Separation from Service. Amounts distributed from a Participant’s Separation Distribution Account shall be payable in cash in the time and manner elected in his or her Deferral Election, subject to the requirement of Section 5.4(b) that deferred LTIP Awards and DRSP Grants of Company Shares be distributed in the form of Company Shares.

(b)  Flexible Distribution Account. A Participant who has a Flexible Distribution Account shall receive distribution of his or her Vested Interest in such Flexible Distribution Account as of his or her Benefit Commencement Date with respect to the Flexible Date. Amounts distributed from a Participant’s Flexible Distribution Account shall be payable in the form of a single lump sum payment of cash at the time elected in his or her Deferral Election, subject to the requirement of Section 5.4(b) that deferred LTIP Awards and DRSP Grants of Company Shares be distributed in the form of Company Shares.”

IN WITNESS WHEREOF, STONERIDGE, INC., the Company, by its appropriate officer duly authorized, has caused this Plan to be executed and adopted as this 10th day of September, 2018.

STONERIDGE, INC.

By:	/s/ Robert Krakowiak
Robert Krakowiak
Chief Financial Officer & Treasurer

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